Exhibit 99.1

Imperial applying new technologies to reduce oil sands greenhouse gas emissions intensity

●	Company accelerating pace of innovation, and improving operations’ reliability and efficiency
●	Emerging technology at proposed Aspen project would lead to further improvements
●	Additional breakthrough technologies being developed for future reductions

Calgary, AB – August 28, 2018 – Imperial said today that it plans to apply advanced technologies and improvements in efficiency to reduce the greenhouse gas emissions intensity of its operated oil sands facilities. The company’s plans build on a longstanding commitment to improve the environmental footprint and economics of production associated with its oil sands operations.

In 2016, Imperial opened a new, state-of-the-art research centre dedicated to advancing oil sands innovation. The new facility, located in southeast Calgary, is home to a team of researchers pursuing technological breakthroughs that will deliver significant environmental and economic benefits for the company’s oil sands operations.

“We are accelerating the pace of our innovation and applying technologies with the goal of delivering industry-leading environmental and economic performance,” said Rich Kruger, Imperial chairman, president and chief executive officer. “We see high potential for commercializing game-changing technologies we’ve been developing, which should not only lead to significant reductions in greenhouse gas emissions and water use, but also greatly enhance the economics of our operations.”

The application of next-generation oil recovery technology at Imperial’s Cold Lake in-situ operations, improvements in reliability at its Kearl mining facility and continuous improvements in energy efficiency are expected to be key drivers behind the reductions, which are anticipated to result in a 10 percent decrease in greenhouse gas emissions intensity by 2023, compared with 2016 levels.

Imperial expects to achieve even greater reductions through the application of step-change in-situ oil recovery technology at its proposed Aspen oil sands project, which is currently under regulatory review. The new technology, solvent-assisted steam-assisted gravity drainage, could reduce both greenhouse gas emissions intensity and water use intensity by up to 25 percent through lower energy utilization per barrel, compared with traditional steam-assisted gravity drainage technology.

Following a successful $100 million, multi-year pilot at its Cold Lake facility, Imperial is also evaluating the first commercial application of its breakthrough cyclic solvent process, which could virtually eliminate the use of steam and reduce emissions intensity up to 90 percent in certain areas of the company’s Cold Lake field.

Imperial has long fostered a culture of innovation and has played a leading role in oil sands research and development. Over the past 20 years, Imperial has invested more than $2.1 billion in research and technology development, much of which has been focused on advancing oil sands recovery technologies designed to improve environmental and economic performance.

Imperial also benefits from access to global expertise gained from ExxonMobil’s annual investment of about $1 billion a year that is dedicated to research and development. Through Imperial’s relationship with ExxonMobil, the company is also exploring advanced biofuels as well as carbon capture and storage. ExxonMobil is at the forefront of developing these technologies, many of which can play significant roles in a lower-carbon future.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary Statement: Statements of future events or conditions regarding planned reductions to greenhouse gas emissions and economic enhancement in this release are forward-looking statements. Actual future results, including the amount and timing of emission reductions; the economic impact of new technologies; receipt, in a timely manner, of regulatory approvals; project plans, dates, costs and capacities; production rates; capital efficiencies and cost-savings; and capital and environmental expenditures could differ materially depending on a number of factors such as political or regulatory events, including changes in law or government policy; environmental regulation, including climate change and greenhouse gas restrictions; timely completion of planned projects including project management and schedules; availability and allocation of capital; response to unexpected technological developments; unanticipated operational disruptions; and other factors described in Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.